Exhibit 5.2

[•], 2012

Tronox Incorporated

3301 N.W. 150th Street

Oklahoma City, Oklahoma 73134

Re:	Registration Statement on Form S-4
Issuance of up to 2,285,792 Exchangeable Shares

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Tronox Incorporated, a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the proposed registration by the Company of up to 2,285,792 exchangeable shares in Tronox Incorporated (each an “Exchangeable Share”), each of which is exchangeable for one Class A ordinary share in Tronox Limited (each a “Class A Share”) and an amount in cash equal to $12.50 without interest, pursuant to a Registration Statement on Form S-4 (Registration No. 333-178835) initially filed with the Securities and Exchange Commission (the “Commission”) on December 30, 2011 and subsequently amended, for the purposes of registering the offering of the Exchangeable Shares under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

In connection with the preparation of this letter, we have, among other things, read:

(a)	the Registration Statement;

(b)	the amended and restated transaction agreement dated as of April 20, 2012 by and among the Company, Tronox Limited, Concordia Acquisition Corporation, a Delaware corporation, Concordia Merger Corporation, a Delaware corporation, Exxaro Resources Limited, a public company organized under the laws of the Republic of South Africa, Exxaro Holdings Sands Proprietary Limited, a company organized under the laws of the Republic of South Africa and Exxaro International BV (the “Transaction Agreement”),

(c)	the Restated Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware on [•], 2012;

(d)	the Amended and Restated By-laws of the Company, as currently in effect;

(e)	a certified copy of resolutions of the Board of Directors of the Company;

(f)	a certificate of [•], Secretary of the Company, dated the date hereof; and

(g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we advise you that upon approval of the Transaction Proposal (as defined in the Registration Statement), the Exchangeable Shares will be duly authorized and, upon delivery in the manner contemplated by the Transaction Agreement, will be validly issued, fully paid, and nonassessable.

Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

We have assumed for purposes of this letter: each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate action of parties, other than the Company, and that such documents were duly executed and delivered by each party thereto, other than the Company.

In preparing this letter, we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Transaction Agreement and other documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Company or its representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. None of the opinions or other advice contained in this letter considers or covers: (i) any antifraud laws, rules or regulations, (ii) any state securities (or “blue sky”) laws, rules or regulations.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

This letter is being furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Sincerely,

Kirkland & Ellis LLP

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